SCHEDULE 14A INFORMATION

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Carver Bancorp, Inc.

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Dear shareholders,

We are pleased to share with you that Institutional Shareholder Services (ISS), a leading independent proxy advisory service, recently announced its support for our two highly qualified director nominees, Jillian E. Joseph and Kenneth J. Knuckles, at the upcoming Annual Meeting of Stockholders scheduled for Thursday, December 12, 2024. The ISS recommendation was made several days after our presentation to the proxy advisory firm and included several key points for your consideration:

✓	"The recent appointment of [Donald] Felix as CEO appears to be a step in the right direction. He appears to have relevant experience and an understanding of the issues facing the bank, and despite his short tenure, he has developed what appears to be a logical go-forward plan. Moreover, Felix has seemingly been endorsed by the dissident."

✓	"Moreover, the dissident is advocating for a dramatically different (and seemingly riskier) strategy than that now in progress under Felix. The addition of nominees associated with this perspective could introduce disruption that CARV cannot afford at this stage (there are also credible reputational concerns)."

✓	"Ultimately, the company's go-forward plan is appropriately focused on restoring profitability to the core banking franchise, whereas the dissident has called for a radically different and inherently riskier plan."

ISS Endorsement: Attached is a copy of our presentation to ISS dated November 21, 2024. We encourage you to review the presentation before the upcoming meeting of shareholders to make a fully informed decision with your vote that will help shape the future direction of Carver — a community bank dedicated to building wealth in New York's neighborhoods block-by-block since 1948. ISS was clear in its recognition of our plans to restore long-term profitability and in its acknowledgment that Dream Chasers did not present a compelling alternative to move Carver forward.

Improving Profitability: Our presentation highlights the strategic initiatives and operational goals in place to improve top-line performance and reduce risks and expenses at Carver, including (1) our commitment to growing the business; (2) our dedication to building capacity and increasing performance; (3) our focus on investing in tested technologies to make the bank more efficient, enhance customer service, and reduce risk; and (4) our emphasis on investing in the future to attract and retain top talent at the executive, branch, and staff levels.

American Banker Article: The American Banker published a profile of Carver on December 5, 2024, that includes additional information on our new CEO, Don Felix, and his plans for Carver. A copy of that story may be found by clicking on the link: www.americanbanker.com/news/new-ceo-of-carver-in-new-york-working-on-a-fix-amid-proxy-clash.

We believe ISS' support for our director nominees is a testament to our ongoing efforts to achieve sustainable growth and operational resilience. Please don't hesitate to contact us with any questions before the shareholder meeting on December 12, 2024.

Very truly yours,

Lewis P. Jones, Chairman of the Board / Donald Felix, President and CEO

Our commitment to Investors – Institutional Shareholder Services November 21, 2024 NASDAQ: CARV CELEBRATING 75 YEARS OF SERVICE TO THE COMMUNITY 1 NASDAQ: CARV Executing on our Turnaround: Building Forward for Value Creation

What is this Proxy Contest About? • At this year’s Annual Shareholders Meeting, you will make a significant decision regarding the future strategy and direction of Carver Bancorp that either propels us further forward for the turnaround underway or sets us back by adding two unqualified directors, whose affiliation with Dream Chasers is not aligned with Carver’s mission, or the best interests of its shareholders or community stakeholders • This proxy contest is about whether the Dream Chasers Capital Group LLC (“DC”), led by Mr. Greg A. Lewis – who earlier this year were rejected by the Carver Board of Directors for posing disqualifying reputational risk and lacking demonstrated banking experience and leadership and a credible plan – will be allowed to place two Board members as part of a longer-term campaign to take ill-conceived control of Carver: o As a federally chartered institution with access to the Federal Reserve window, DC’s motivation is to “farm” the Bank’s ~25K customers as prospective/captive brokerage customers 2

Table of Contents 3 I Executive Summary 5 II Carver Overview and Turnaround Underway 7 III Carver’s Strategy and Roadmap for Value and Impact Creation 10 IV Our Dedicated Board and Governance is Driving Change 13 V Dream Chasers Poses Unacceptable Risk and No Viable Plan 16 VI Conclusion 19

Section I Executive Summary 4

Change was needed and is accelerating 5 Executive Summary Turnaround and transformation are in progress Carver is successfully overcoming past challenges Carver’s Strategy and Roadmap Lead to Impact and Value Creation The Board has overseen decisive strategic repositioning & early success Our Dedicated Board and Governance Culture is Driving Change Our Board is best positioned to continue delivering on our strategy Dream Chasers (“DC”) Poses Unacceptable Risks and No Viable Plan No experience & knowledge of community banking, and noncredible candidates • As regulators noted, due to the ongoing efforts and progress of the Board and respective Management, Carver successfully exited a Formal Agreement (“FA”) with the Office of the Comptroller of the Currency (“OCC”) in 2023 • Our Board and Management had to undertake a significant transformation in the last 8 years – over 75% of Management and over 40% of the Board turned over since the FA in 2016 • New oversight and reinvestment was responsible for the 1) recovery, 2) stabilization, and 3) growth & transition • We are deliberately continuing to build on strengths for proof points towards long-term sustainability based on portfolio diversification and capital adequacy • Carver’s evolving business model is strengthened by a platform infrastructure accommodating greater scale supported by enhanced risk management • Carver continues to multiply impact & value to the communities it serves by advancing relationships with a broad set of mission-aligned partners • Carver’s experienced, independent Board has demonstrated strong governance and been effective, steady, and duly committed team of engaged stewards through industry challenges • The complement of our Board has extensive credibility given their senior operating and corporate experience, tenure as public company directors, relevant industry expertise, and deep community connections • Our Board has provided rigorous oversight and leadership continuity • DC, collectively and individually, critically lack the requisite leadership, skills, and a feasible plan with structural details, and will derail active progress • Not a match to the Board’s established caliber or ability to deliver, DC’s noncredible candidates will subvert the Board, governance, and the organization • The adverse publicly disclosed regulatory history of DC’s leadership, and by extension it’s nominees, poses unacceptable reputational risks to Carver’s standing and mission credibility

Section II Carver Overview and Turnaround Underway 6

Stabile foundation for forward progress 7 Carver Overview and Turnaround Overview: Carver Bancorp, Inc. (NASDAQ: CARV) Headquarters: Harlem, NYC Employees: ~105 Founded: 1948 History: Founded with a mission of “providing local residents with a place to save, grow businesses and build wealth, block by block, and generation to generation” Community Focused: One of 22 Black-Owned/Operated banks, Carver is one of the nation’s largest and few remaining publicly-traded Minority Depository Institutions (“MDI”) and certified Community Development Financial Institutions (“CDFI”) Total Assets: $749MM Net Loans: $613MM Deposits: $651MM Branches: 7 - Manhattan, Brooklyn, Queens *Figures as of 9/30/24 • Placed under Formal Agreement (“FA”) by the OCC in 2016 • Carver has been executing a deliberate transformation process to reshape its Board, Management, and execution • Repositioned, after 7 years of diligence and focus, the Bank successfully emerged from the FA in early 2023 • In response to federal regulation at the time, over 30% of CRE earning assets needed to be reduced, decreasing profitability From Challenge… …To Resiliency Recovery Stabilization Growth and Transition • Gain on sale from our HQ building funded critical investments in technology and talent, and increased the capital base • Made targeted hires in key areas, e.g., BSA, Operations, Fraud, Risk Management • Rationalized the branch network and strategically invested in tech/delivery platforms and capabilities • Modernizing our infrastructure allowed us to 1) enhance delivery channels and customer experience, 2) broaden partnership opportunities, 3) diversify product offerings for increased scale

Carver Overview and Turnaround

Industry expertise enhances execution

Carver Today

Today, Carver is conducting business, responding to competition, capitalizing on opportunities, and growing (gathering deposits and making loans) in a manner that was simply not previously possible. Achievements in the past 18 months include:

Core Franchise

Grow the business

For the 18 months from Mar-23 to Sep-24 (since exiting the FA):

- **Loans:** Portfolio increased by $21.3MM or 3.6%, and diversified earning assets into consumer loans, commercial loan participations with institutional partners, bespoke commercial lending to professional niches, and committed auto loan exposure
- **Deposits:** Raised over $50.4MM or 8.4% of new retail & institutional deposits

Capital & Earnings

Build capacity & Increase performance

- **Capital:** Notwithstanding operating losses, the Bank remains well capitalized and in compliance with regulatory and self-imposed thresholds. The Bank's strategic plan, submitted to regulators in early 2024, includes a commitment to raise additional capital as needed to support Carver's growth ambitions and to maintain its safety and soundness as a well-capitalized institution

Operating Model

Disciplined consistency, Expand capabilities

- **Technology:** We have made advances to make the Bank more efficient, enhance customer service, and mitigate risk, including but not limited to:
  - LoanVantage (automated loan platform),
  - MANTL (online banking account opening process),
  - RAROE (Risk Adjusted Return on Equity loan pricing model platform) and
  - ACH origination (enhanced cash management services)

Leadership

Evolve & Transform

- **Talent:** the Bank has made the strategic decision to invest in the future by onboarding new and experienced leadership:
  - New permanent CEO with significant expansive and deep senior executive financial services experience
  - Retail Branch Management,
  - Institutional and Private Banking,
  - Fraud Risk Management
- New staff hires have made tangible improvement in funding, client acquisition & operating loss mitigation

CARVER BANCORP, INC.

8

Section III Carver Strategy and Roadmap for Value and Impact Creation 9

Forward planning for profitability 10 Carver Strategy and Roadmap Loans: Disciplined lending growth, e.g., syndicated loan purchases, targeted consumer loan conduit, for greater yield & diversification Deposits: Increasingly secure low-cost core deposits and diversify mix and stable balances NIM: Continue on strong positive trend Non-interest income: Seek and increase recurring non-interest income from various sources, e.g., JPMC Empower Efficiency Ratio: Reduce operating expenses (forensic exercise underway) Customer Acquisition: Drive new low cost-to-acquire customers, drive primacy Capital: Resume capital-raising initiatives impeded by lack of a permanent CEO Interest Rate Risk Management: In partnership with capital market consultants, employ volatility mitigation strategies to better protect asset value and quality of earnings Portfolio Diversification: Accelerate diversification of lending strategies to increase high-quality, low risk earning assets Credit Quality: Continue to invest in our risk management to maintain minimal charge-offs/losses Technology: Continue to reengineer processes and accelerate the scalability and modernization of our infrastructure across the Bank with a relentless emphasis on rationalizing cost vs. return (efficiency, productivity, and forecast achievement) Fraud/Risk: Continue to enhance from a strong base Customer Experience: Focus on delivery of a differentiated, high NPS CX that responds to our communities’ specific needs Strategic Partnerships: Forge new partnerships, e.g., to expand deposit base and community impact Culture: Continue to curate a winning culture and motivated workforce through recognition and career development that retains (and attracts) top talent Talent: Bolster our efforts to attract top talent through greater outreach, increasing our profile, and driving on performance that can deliver immediate results Governance: Continue to complement Board and Management with high-caliber, senior, experienced and notable industry executives with specific and relevant expertise At an inflection point with a newly installed permanent CEO, our Board, Management, and Staff, in unison, are singularly focused on increasing our margin to further our mission, generating sustainable profitability, and returning value for shareholders Grow the business Build capacity & Increase performance Disciplined consistency, Expand capabilities Evolve & transform Carver Tomorrow Core Franchise Capital & Earnings Operating Model Leadership Note: Items above are select representations from our internal prioritized focused list

Carver Strategy and Roadmap

Delivering impact and value

Carver in the Community

In leading a community bank with our history and mission, how we show up, where we show up, and how often matters. Our consistency & the integrity of our Bank are material to our standing and credibility with partners, stakeholders, and communities

Customers

- **PPP:** Carver was a financial first responder to small businesses that were impacted by the Covid-19 Pandemic
  - The Bank created a team to support small businesses with the Paycheck Protection Program, providing $50 million in loans to more than 400 businesses and supporting the preservation of more than 5,000 jobs
  - Additionally, we partnered with fintech companies and the Federal Reserve Bank to provide Paycheck Protection Program Liquidity Funding that supported more than 16,000 small businesses nationally
- **Reinvestment:** Carver reinvests over 80 cents of every deposit dollar back into the communities that we serve
- **Microloans:** Leading Microloan program, providing loans up to $50,000 to growing local businesses
- **MWBEs:** Carver has maintained its mission of providing access to capital and banking solutions to MWBEs and consumers across the Greater New York City region
  - Sponsorship of the Minority Women Business Pitch Competition in partnership with The Greater Harlem Chamber of Commerce to support energy efficiency and address the negative impact of climate change offering $50K total in grant giveaways

Communities

- **CRA:** Awarded "Outstanding" CRA ratings for 20 consecutive years
- **Financial Education:** Developer and host of financial education / literacy, wealth-building skills and small business empowerment programming
- **Non-Profits:** Supporter of local non-profit organizations, workforce development and home ownership programs
- **HBCUs:** Major supporter of Historically Black Colleges and Universities
- **Wellness:** Food distribution and wellness events in low-to moderate income communities
- Always on programming, including:
  - Branch Customer appreciation days
  - Participated and provided back packs in the NYC Parks Brooklyn recreation summer camp
  - Held Financial Workshop for Moms


OUR BRANCHES HAVE DEEP ROOTS.
CARVER

CARVER BANCORP, INC.
11

Section IV Our Dedicated Board and Governance Driving Change 12

Dedicated Board Driving Change

Right plan needs key expertise, purpose-driven leaders

       

Financial Services / Community Dev: Skills & Experience

■ = Committee Assignments

Financial Services / Community Dev	Lewis Jones, Chair, 2013	Colvin Grannum, 2013	Pazel Jackson[(1)], 1997	Jillian Joseph, 2019	Kenneth Knuckles, Vice Chair, 2013	Craig MacKay[(2)], 2017	Robin Nunn, 2022	Donald Felix[(3)], CEO 2024
Audit / Compliance **(2 separate cttees)**	✓ ■	✓ ■	✓ ■	✓ ■	✓ ■		✓ ■	
Banking / Financial Services	✓	✓	✓	✓	✓	✓	✓	✓
Comms / Branding / Marketing							✓	✓
Community Development	✓	✓	✓	✓	✓	✓	✓	✓
Compensation / HR	✓	✓ ■	✓ ■	✓	✓ ■		✓ ■	✓
Economic Development	✓	✓	✓	✓	✓	✓	✓	✓
Finance / Investing / Asset & Liability	✓	✓ ■	✓ ■	✓ ■	✓ ■	✓ ■	✓	✓
Government, Public Policy, Regulatory	✓	✓	✓	✓	✓	✓	✓	✓
Legal / Contract Negotiations	✓	✓	✓	✓	✓	✓	✓	✓
Nominating / Governance		✓ ■	✓ ■		✓	✓	✓ ■	✓
Real Estate	✓	✓	✓	✓	✓	✓		
Risk Management			✓	✓	✓			✓
Strategic Planning / M&A	✓	✓ ■	✓ ■	✓ ■		✓ ■	✓ ■	✓
Technology, Cyber & Info Security						✓	✓	✓
Committees (CH = Chair, * = Exec Ctte)	2*(1 CH)	6* (1 CH)	7* (1 CH)	4	5* (2 CH)	3* (1 CH)	3	N/A

Board Characteristics:

- ✓ 100% NY rep
- ✓ Avg. 66 y.o.
- ✓ Avg. tenure: 11 yrs
- ✓ Avg. 4 Committees
- ✓ 100% Independent
- ✓ 3 QFEs
- ✓ 29% gender diverse
- ✓ 100% diverse
- ✓ Rigorous oversight
- ✓ Increasing investment[(4)]

CARVER BANCORP, INC.

(1) Dr. Jackson was interim CEO from 4/99 to 9/99
(2) Mr. MacKay was Interim CEO from 9/23 to 10/24 and is heading transitioning for CEO leadership continuity
(3) Mr. Felix is the new CEO as of 11/24 and brings substantial financial services / operational acumen
(4) Board and Management capital raise underway for >$200K

13

Based in NYC, Ms. Joseph is an accomplished transactional attorney with over 20 years in the complex real estate, finance, and asset management industry Ms. Joseph’s professional work is directly correlated to the work of Carver • Supports Nuveen Real Estate Debt with approximately $10 Billion of loan originations each year in mortgage financing, mezzanine lending, and structured debt offering • Ms. Joseph is also a market leader in managing debt portfolios through financial crises including extensive work on restructures, modifications, workouts, and foreclosures Ms. Joseph is a long-standing pillar in the community sitting on boards supporting urban innovation and affordable housing development Committed in service to Carver since 2019 and serves on the Asset Liability and Interest Rate Risk, the Institutional Strategy, and the Compliance Committees Our Nominees are aligned to Stakeholders Dedicated Board Driving Change Jillian E. Joseph Managing Director and Associate General Counsel, Nuveen (a TIAA company) Based in NYC, Mr. Knuckles has more than 40 years of experience in economic development and urban planning. Most recently, Mr. Knuckles was the President and CEO of the Upper Manhattan Empowerment Zone Development Corporation During his tenure as Chief Executive Officer, Mr. Knuckles led the investment of more than $240 million in capital in mixed-use and retail development projects in Northern Manhattan, leveraging over $2 billion in private investment, and the creation of 10,000 jobs Mr. Knuckles’ deep ties to the community and experience in NYC community development and land use issues significantly contributes to and advances Carver’s fulfillment of its mission Dedicated in service to Carver since 2013 and serves as the Vice Chair of the Carver Board of Directors and Chair of the Carver Compensation and Human Resources Committee Kenneth J. Knuckles Prominent Community Leader (member NYC Planning Commission); former President and CEO Key Board Expertise: Economic Development and Commercial Lending Key Board Expertise: Community Development and Economic Empowerment 14

Section V Dream Chasers Poses Unacceptable Risk and No Viable Plan 15

DC points are misguided & misleading Dream Chasers is NOT the answer ` DC Points Raised Facts • Carver Financial Health and Share Price over the last 10 Years • Context matters when evaluating historical information and forming definitive conclusions • DC applies a 10-year evaluation timeframe to the evaluation of Carver’s leadership team, 100% of whom, and over 40% of the Board, were not leading the Bank 10-years ago • In fact, the overwhelming majority of the current executive team (over 75%) joined the Bank after it was placed under the OCC formal agreement, with the expressed intention to improve the Bank and successfully exit the FA • In early 2023 they did just that, and if not for the leadership of Carver’s Management team and Board oversight, the Bank would not have successfully exited the OCC formal agreement • DC’s Plan for Growth • DC’s plan for growth is: o “simple: adopt a strategy similar to … JPMorgan” and o “take Carver’s existing consumer banking services and establish a broker dealer” • Given the lack of specificity and naïve simplicity of DC’s plan, it demonstrates a clear lack of sophistication, expertise, and necessary preparation and experience for managing and operating a highly regulated financial services institution • Notwithstanding their ambitions or seemingly good intentions, the DC team has not demonstrated any of the attributes or characteristics or knowledge of the research, the investment, the skill, and the timing that it takes to be “JPMorgan”, nor are they demonstrating an understanding of the difference in managing a large money center vs. a community bank • This simplistic approach without critical diligence and relevant experience is what could set Carver back from the progress it is currently making • DC’s plan is also predicated on what they gain and how they benefit vs. leading with what’s in the long-term interest of shareholders, and the customers and communities Carver serves • CEO KPIs • DC stated the compensation for the new CEO is not tied to shareholder value or performance measures and is only tied to qualitative factors. That is in fact, categorically false, disingenuous to investors. and in conflict with the public record. Carver’s filed 8-K includes both qualitative and quantitative measures. • Mr. Felix’s contract in the 8-K specifies the incentive compensation is not guaranteed and that the amount of incentive compensation shall be determined in the Compensation Committee’s sole discretion: both qualitative and quantitative KPIs are intended to complement each other. Qualitative KPIs measure progress against critical foundation-building business, financial and compliance objectives, e.g., business development, regulatory compliance, improvement in peer rankings, etc. Quantitative KPIs validate operating and financial progress, e.g., capital raising, NIM, profitability/MRA satisfaction, etc. • As a newly installed CEO, as of Nov. 1, Mr. Felix will be completing an assessment to create a strategic plan. The KPIs will be published upon completing the strategic plan which Mr. Felix and Management will have prepared for Board review by 3/31/25 16

CEO of a small investment management fund who has a history of being fined and suspended by FINRA for making false statements to investors (CRD #2793976): • FINRA sanctions against Mr. Lewis and broker-dealer StockKings Capital LLC: $85K fine and 7-month suspension • FINRA asserted Mr. Lewis made unwarranted and unsupported claims about his fintech platform valuation and on the potential revenue it could generate • Mr. Lewis was also cited for misclassifying ~$40K of personal expenses as business expenses Mr. Lewis’ baseless plan highlights his stark lack of experience for operating and growing a community bank; DC’s plan for growth?: “Adopt a strategy similar to JPMorgan” DC and their Nominees will not add value(1) Dream Chasers is NOT the answer Greg A. Lewis CEO, Dream Chaser’s Capital Group, LLC Based in CA, not NY, CEO of privately held specialized metal parts manufacturing company Mr. Bailey is not remotely qualified for public company Board level experience for a regulated financial services institution Mr. Bailey has no ties to the local communities Carver serves, shocking lack of expertise in banking, no industry stature or profile, and would be joining an oversight body, tasked with fiduciary responsibility, with less relevant experience than most entry-level bank employees Mr. Bailey has been recruited by DC under the false premise that success in any line of business is transferable to the highly regulated, highly specialized mission-driven community banking industry Jeffrey J. Bailey(1) CEO, Dunham Metal Processing While Mr. Anderson retired after a career in banking, his experience is not fungible and does not translate to a public company Board level, and is not additive at the senior level that is required Mr. Anderson has never served in the senior-most executive role of Managing Director in any of his positions, was not the strategic decision maker, and his experience is limited to the G-SIB banks vs. at least some regional or community banking Mr. Anderson has been unfortunately recruited by DC and is now party to fulfill on Mr. Lewis’ 1) ill-conceived lack of an executable strategy and 2) his progress derailing plans that will negatively impact Carver and the communities it serves Jeffrey W. Anderson(1) Retired, Executive Director (1) A vote for Mr. Bailey &/or Mr. Anderson is effectively a vote for Mr. Lewis 17

Section VI Conclusion 18

Support Carver’s Nominees & Turnaround 19 Conclusion Protect Your Investment and Carver’s Future : Vote on the WHITE proxy card FOR Carver’s slate of directors Jillian Joseph Kenneth Knuckles Recognizing that Carver was not in a position to succeed, our Board has proactively and effectively taken decisive actions to protect the safety & soundness of the Bank through periods of challenge Dutifully protecting the Bank and all of its stakeholders Our experienced, engaged, and highly qualified Board, and new CEO leadership, are well-suited to continue overseeing and leading the deliberate execution of our strategy to drive value creation Accountability for the future Carver continues to evolve and deliver on its operating plan on a steady path to profitability, long-term sustainability, and consistent community impact Maintaining our forward progress DC would set us back: DC lacks the experience and qualifications for a publicly-traded, highly regulated community financial services institution; they have no credible and achievable plan or direct senior / public board experience; the reputational risk challenges are outright disqualifiers Dream Chasers is NOT the answer and would reverse hard-earned progress & planning

THANK YOU Accelerating Our Progress 20

Forward Looking Statements & Additional Information Forward-Looking Statements Certain statements in this communication may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding Carver Bancorp, Inc.’s (the “Company”) expectations; beliefs; plans; strategies; business or financial prospects or outlook; future shareholder value; expected growth and value creation; profitability; investments; capital allocation; earnings expectations; expected drivers and guidance; expected benefits of new initiatives; cost reductions and efficiencies; priorities or performance; and other statements that are not historical in nature. These statements are made on the basis of the Company’s views and assumptions regarding future events and business performance and plans as of the time the statements are made. The Company does not undertake any obligation to update these statements unless required by applicable laws or regulations, and you should not place undue reliance on forward-looking statements. Various factors could cause actual results to differ materially from those expressed or implied. These factors include but are not limited to the following: changes in interest rates, which may reduce net interest margin and net interest income; monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System; the ability of the Company to obtain approval from the Federal Reserve Bank of Philadelphia (the "Federal Reserve Bank") to distribute interest payments owed to the holders of the Company's subordinated debt securities; the limitations imposed on the Company which require, among other things, written approval of the Federal Reserve Bank prior to the declaration or payment of dividends, any increase in debt by the Company, or the redemption of Company common stock, and the effect on operations resulting from such limitations; the impact of bank closings and the risks related to disruption in the banking industry and financial markets; the market price and trading volume of our shares of common stock has been and may continue to be volatile, and purchasers of our securities could incur substantial losses; changes in the level of trends of delinquencies and write-offs and in our allowance and provision for credit losses; the results of examinations by our regulators, including the possibility that our regulators may, among other things, require us to increase our reserve for credit losses, write down assets, change our regulatory capital position, limit our ability to borrow funds or maintain or increase deposits; national and/or local changes in economic conditions, which could occur from numerous causes, including political changes, domestic and international policy changes, unrest, war and weather, inflation or deflation conditions in the real estate, securities markets or the banking industry, which could affect liquidity in the capital markets, the volume of loan originations, deposit flows, real estate values, the levels of non-interest income and the amount of credit losses; adverse changes in the financial industry and the securities, credit, national and local real estate markets (including real estate values); changes in our existing loan portfolio composition (including reduction in commercial real estate loan concentration) and credit quality or changes in credit loss requirements; legislative or regulatory changes that may adversely affect the Company’s business, including but not limited to new capital regulations, which could result in, among other things, increased deposit insurance premiums and assessments, capital requirements, regulatory fees and compliance costs, and the resources we have available to address such changes; changes in the level of government support of housing finance; changes to state rent control laws, which may impact the credit quality of multifamily housing loans; our ability to control costs and expenses; the impairment of our investment securities; risks related to a high concentration of loans to borrowers secured by property located in our market area; increases in competitive pressure among financial institutions or non-financial institutions; unexpected outflows of uninsured deposits could require us to sell investment securities at a loss; changes in consumer spending, borrowing and savings habits; technological changes that may be more difficult to implement or more costly than anticipated; changes in deposit flows, loan demand, real estate values, borrowing facilities, capital markets and investment opportunities, which may adversely affect our business; changes in accounting standards, policies and practices, as may be adopted or established by the regulatory agencies or the Financial Accounting Standards Board could negatively impact the Company's financial results; litigation or regulatory actions, whether currently existing or commencing in the future, which may restrict our operations or strategic business plan; the ability to originate and purchase loans with attractive terms and acceptable credit quality; and the ability to attract and retain key members of management, and to address staffing needs in response to product demand or to implement business initiatives. 21

Forward Looking Statements & Additional Information, cont’d Additional Information and Where to Find it The Company has filed with the SEC a definitive proxy statement on Schedule 14A, containing a form of WHITE proxy card, with respect to its solicitation of proxies for the Company’s 2024 Annual Meeting of Stockholders. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) FILED BY THE COMPANY AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT ANY SOLICITATION. Investors and security holders may obtain copies of these documents and other documents filed with the SEC by the Company free of charge through the website maintained by the SEC at www.sec.gov. Copies of the documents filed by the Company are also available free of charge by accessing the Company’s website at www.carverbank.com. Participants The Company, its directors and executive officers and other members of management and employees will be participants in the solicitation of proxies with respect to a solicitation by the Company. Information about the Company’s executive officers and directors is available in the Company’s definitive proxy statement for its 2024 Annual Meeting, which was filed with the SEC on October 31, 2024. To the extent holdings by our directors and executive officers of the Company’s securities reported in the proxy statement for the 2024 Annual Meeting have changed, such changes have been or will be reflected on Statements of Change in Ownership on Forms 3, 4 or 5 filed with the SEC. These documents are or will be available free of charge at the SEC’s website at www.sec.gov. 22

New CEO sets path for Carver amid proxy clash

By John Reosti

Carver Bancorp's new CEO, Donald Felix, is managing through a proxy contest as he devises a plan to return the Black-operated bank to profitability.

Carver Bancorp

Donald Felix, who took the helm at Carver Bancorp as president and CEO on Nov. 1, is no stranger to troubled banks.

Felix, 50, served as chief of staff for Citigroup Chairman Richard Parsons from 2009 into 2010, during the bank's painful recovery from near collapse during the financial crisis. It was "a challenging moment for the institution," Felix said in an interview. "It gave me first-hand witness and experience on managing relationships with regulators, particularly for an institution that was struggling at the time."

The $749 million-asset, New York-based Carver is far from the brink of failure. Capital ratios remain in excess of regulatory minimums, even after a string of annual losses. Felix pointed to several other positive signs, including a linked-quarter spike in net interest income, which rose 9% to $6 million for the three months ended Sept. 30.

"We've got some good wind in the sails, now it's about how do we continue moving forward with a more robust strategic plan," Felix said. "For us, the opportunity is how do we do more and do better."

Still, Carver's struggles have prompted renewed attention from activists. Dream Chasers Capital Group, led by veteran securities executive Greg Lewis, sought last year to acquire a 35% stake in Carver, an offer the company rejected. Now, Dream Chasers, which says it represents shareholders with 9.7% stake in the bank, is seeking to elect two members to Carver's board. The controversy has added another layer of complexity to Felix's task but hasn't dimmed his enthusiasm for the job.

"This is a good opportunity," Felix said. "It's meaningful for the future. With so few Black-operated banks remaining, Carver … is too important not to succeed."

Felix' most recent job prior to joining Carver was a two-year stint at the Providence, Rhode Island-based Citizens Financial Group, where he served as head of national banking, in charge of the $220 billion-asset company's digital national bank, Citizens Access. His 25-year banking career includes three years at Chase as chief of staff for Thasunda Duckett, CEO of the consumer bank. "I got recruited from Citi to Chase and another phenomenal opportunity," Felix said. "I went from crisis management to large-scale business transformation."

Felix said his experience working at three of the biggest financial institutions in the country "has led to my being where I am today." He is convinced that his background will prove invaluable leading Carver, which he acknowledged needs a turnaround. "So much of my experience absolutely lines up with what's needed at this particular moment, this inflection point for the bank, raising capital, returning to profitability and growing the business," Felix said.

Past as prologue

Carver was founded in 1948 in Harlem by a group of 14 African- and Caribbean-American activists and entrepreneurs, including Joseph Davis, a real estate agent and property appraiser, and M. Moran Weston, a social worker who was later ordained an Episcopal priest and served as the longtime rector of St. Phillip's Church in Harlem. Davis became Carver's first CEO.

Created with a mission to serve communities that traditional banks largely ignored, Carver evolved into a fixture in New York and one of the nation's largest Black-operated banks. After 75 years, its brand equity remains strong, Felix said. "The excitement, the passion, the commitment by our employees, by our board and by our customers to the mission Carver serves is extremely high," he said. "I can't tell you the number of reach-outs I've received from people who are attracted to this bank. I fall into the same category."

Despite his big-bank background, Felix said he never hesitated seeking the Carver job following former CEO Michael Pugh's resignation in August 2023. Pugh left Carver to head the Local Initiatives Support Corp. A native New Yorker born to parents who emigrated from Grenada, Felix has been aware of Carver's presence throughout his life. "I am who the bank was founded to serve," he said. "I'm a first-generation American. Interestingly or anecdotally, I have lived or gone to school or commuted around each of the seven branches that Carver has, so I'm intimately familiar with who the bank is and who they serve."

While Felix went to work at Citi immediately after graduating Howard University, it was his older sister, Gemma, who sparked his interest in banking. Gemma got a job as a teller at Chase in the late 1980s. "I watched her progress," Felix said. "They needed new help at a major branch at 14th Street and 7th Avenue. It was a big deal. They asked her to go there and help grow that branch. She continued to progress to the point where she became assistant branchmanager at the flagship branch at 270 Park Avenue."

Gemma's success "made banking interesting to me," he said. "Everyone knew her. I could go to any of her branches. Her customers knew her and she knew them by name. That's where a lot of the inspiration came from."

Work cut out

While Carver's legacy resonates with many, its financial performance since going public in 1994 has been uneven, creating frustration for investors. An earlier string of annual losses in the mid-to-late 1990s led to a hostile takeover attempt by Kevin Cohee, CEO of the $614 million-asset OneUnited Bank. Carver beat back the bid and, under the leadership of CEO Deborah Wright, was able to turn things around. The bank enjoyed a six-year run of strong profitability in the early and mid-2000s.

Carver's fortunes deteriorated as a result of the Great Recession of 2007 to 2009. A major jump in nonperforming construction and commercial real estate loans resulted in more than $30 million of losses in 2010. Losses continued into 2011 and led to a $55 million recapitalization. Carver has never fully regained its footing. In May 2016, Carver entered into a formal agreement with the Office of the Comptroller of the Currency focused on CRE lending practices and the Bank Secrecy Act. The agreement remained in effect until January 2023, boosting regulatory compliance costs. And like other banks, the sharp increase in interest rates in 2022 and 2023 buffeted Carver, making funding more expensive. The result has been fresh losses, $4.4 million in its 2023 fiscal year and $3 million in fiscal 2024, which ended March 31. Losses through the first six months of fiscal 2025 totaled $4.3 million, up 44% from the same period the previous fiscal year.

In a letter to shareholders Monday, Dream Chasers' Lewis blasted the board's performance, writing "it does the community and Carver no good to back a Board that has overseen operating losses, share price declines, and poor performance for such a long period of time."

"No bank or investment fund would tolerate such prolonged poor performance in their own organizations, and we shouldn't accept it from Carver," Lewis wrote.

Getting started

Felix parachuted into the middle of the situation, starting work just six weeks before Carver's annual meeting, scheduled for Dec. 12. At the moment, Felix is completing an assessment of the business and is clear on his top priorities. "First and foremost, we've got to grow the bank, drive new deposits, focus on incremental loans, acquire new customers, particularly the next generation of customers," Felix said.

Raising capital to upgrade technology, strengthen risk management and attract talent is "also on the docket," Felix said.

Carver disclosed plans to increase its Small Business Administration lending last year, under interim CEO Craig MacKay. Felix likes the initiative and plans to expand it. "It is definitely something I want to grow," Felix said. "If you think about the community impact, helping businesses start, helping them stay in business, helping them grow, the jobs created as a result, that is certainly squarely in our target."

Institutional Shareholder Services, widely considered the leading proxy advisory firm, endorsed Carver in its contest with Dream Chasers. It did so largely on the strength of Felix's appointment, which it termed "a step in the right direction" in a Nov. 29 press release. Felix "appears to have relevant experience and an understanding of the issues facing the bank, and despite his short tenure, he has developed what appears to be a logical go-forward plan," ISS stated.